Exhibit 10.35

SEPARATION AND CONSULTING AGREEMENT

This SEPARATION AND CONSULTING AGREEMENT (the “Agreement”) is entered into by and between Bally Gaming, Inc. (“Company”) and Robert Luciano (“Luciano”), and shall be effective on the date last signed by the parties, as indicated below.

WHEREAS, Luciano has been employed at-will by the Company, as Chief Technology Officer; Luciano and the Company wish to set forth terms and conditions of his post-employment relationship with the Company, along with related rights and obligations of the parties; and, Luciano and the Company wish to resolve all matters related to Luciano’s employment with the Company, on the terms and conditions expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:

1.                                       Consulting Obligations.

1.1                                 Agreement for Services. For a period of two years commencing on July 7, 2009 and ending on July 6, 2011 (the “Term”), Luciano shall provide such consulting services as the Company may reasonably request from time to time and at the Sierra Manor location or such location as the Company may reasonably require. The Company and Luciano agree and understand that the services performed by Luciano under this Agreement will not require Luciano to engage in full-time efforts or work, but instead shall be periodic and limited in nature and that Luciano shall be entitled to accept other employment and pursue other activities and interests, so long as such employment, activities and interests do not otherwise breach Luciano’s covenants and obligations under Section 3.1 of this Agreement. Luciano shall perform the services as an independent contractor and shall not be deemed an employee of the Company for any purpose.

2.                                       Payments; Benefits.

2.1                                 Consulting Fee. The Company shall pay Luciano (i) an annual consulting fee of $10,000 on each of July 7, 2009 and July 7, 2010 so long as this Agreement has not been terminated by either party prior to such payment date, plus (ii) an additional consulting fee at a rate of $1,250 per half day (2 to 4 hours) or $2,500 per full day (more than 4 hours), payable monthly in arrears based on the number of full days or half days actually worked during the applicable month (collectively, “Consulting Fees”). Luciano shall submit written time records to the Company no later than 30 days after any work is performed under this Agreement. Luciano agrees he will be fully and solely responsible for any income or other tax liability imposed on him in his capacity as an independent contractor. Accordingly, the Company will not withhold federal or state income, social security, or other taxes from the consulting fees and other amount paid under this Agreement, unless otherwise required by law.

2.2                                 Expenses. The Company agrees to reimburse Luciano for all reasonable and necessary out-of-pocket business related expenses he incurs at the request of the Company, provided that Luciano shall submit reasonable documentation of such expenses. In lieu of paying for Luciano’s lodging expenses while in Las Vegas, and in addition to any other payments under this Agreement, the Company shall pay Luciano $5,000 each month until the expiration or other termination of this Agreement. Luciano shall also retain use of a company paid Blackberry and access to his Company email.

2.3                                 Benefits. The Company shall reimburse Luciano for the expense of his COBRA coverage until the earlier of (i) the termination of this Agreement or (ii) the expiration of Luciano’s

COBRA coverage. The following Luciano benefits shall terminate on the Separation Date: a) short-term disability; b) long-term disability; c) basic life; d) accidental death and dismemberment; e) dependent life insurance; f) medical insurance, but still subject to extended coverage via COBRA; and g) company sponsored 401k.

3.                                       Restrictive Covenants.

3.1                                 Covenant Not to Compete. During the Term and for a period of two years following the expiration or termination of this Agreement for any reason, Luciano will not, directly or indirectly, whether as employee, owner, partner, agent, officer, consultant, advisor, stockholder (except as the beneficial owner of not more than 3% of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which Luciano does not undertake any management or operational or advisory role) or in any other capacity, for Luciano’s own account or for the benefit of any person or entity, establish, engage, or be connected with any person or entity that is at the time engaged in the gaming business or otherwise competitive with the Company. The Company acknowledges that Luciano currently has certain personal and professional non Gaming relationships with Msrs. Aki Ioki, Randy Hendrick, Rich Fiore and John Acres and that such non Gaming relationships do not violate his section 3.1.

3.2                                 Luciano acknowledges and agrees that the scope of these noncompete provisions are unlimited geographically and that the scope and duration of the covenant are reasonable and fair; however, if a court of competent jurisdiction determines that this covenant is overbroad or unenforceable in any respect, the Company and Luciano agree that the covenant shall be enforced to the greatest extent the court deems appropriate, and such court may modify this covenant to that extent.

3.3                                 Non-Solicitation. Luciano shall not, directly or indirectly, during the Term and through the date two years after the expiration or termination of this Agreement for any reason, hire or aid or endeavor to solicit or induce any employee or consultant of the Company to leave the service of the Company or to accept employment of any kind with any other person or entity.

4.                                       Termination of Employment. Luciano’s employment with the Company, the Employment Agreement letter dated March 2, 2004, the subsequent amendment dated April 13, 2005, and the Second Amendment to Employment Agreement dated May 16, 2008 (collectively, the “Employment Agreements”), shall terminate effective as July 6, 2009 (the “Separation Date”).

5.                                       Release of Claims

5.1                                 Luciano Release. Luciano hereby forever releases and discharges the Company, its employees, agents and attorneys (in their individual and representative capacities), from any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorney’s fees, indemnities, subrogations (contractual or equitable) or duties, of any nature, character or description whatsoever, arising from or relating to, directly or indirectly, Luciano’s employment with the Company or the Employment Agreements as of the Separation Date. This release shall only apply to claims relating to Luciano’s employment with the Company prior to the Separation Date or the termination of Luciano’s employment with the Company, and shall not apply to obligations of the Company after the Separation Date pursuant to this Agreement. This release of claims includes, but is not limited to, claims at law or equity or sounding in contract (express or implied) or torts arising under federal, state or local laws or the common law prohibiting age, sex, race, national origins, disability, veteran status or any other forms of discrimination (including, but not limited to, the Nevada Fair Employment Practices Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the American with Disabilities Act of 1991, Title VII of the Civil Rights Act of

1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, 42 U.S.C. § 1981, the National Labor Relation Act, and all amendments to the aforementioned statutes).

5.2                                 Company Release. The Company hereby forever releases and discharges Luciano and his agents and attorneys (in their individual and representative capacities), from any and all known claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorney’s fees, indemnities, subrogations (contractual or equitable), or duties, of any nature, character or description whatsoever, arising from or relating to, directly or indirectly, Luciano’s employment with the Company or the Employment Agreements as of the Separation Date. This release shall only apply to claims relating to Luciano’s employment with the Company prior to the Separation Date, and shall not apply to obligations of Luciano after the Separation Date pursuant to this Agreement.

6.                                       Revocation Period. This Agreement is enforceable when both parties have signed the Agreement. The parties understand and acknowledge that Luciano has seven calendar days following his execution of this Agreement to revoke his acceptance. For revocation to be effective, notice of revocation must be received by the Company no later than 5:00 p.m. on the seventh calendar day after Luciano signs the Agreement. If Luciano revokes this Agreement, it shall not be effective or enforceable, and neither party will be deemed to have released the other or to have waived any rights with respect to the matters addressed in this Agreement.

7.                                       Time to Review Agreement; Advice of Counsel. Luciano acknowledges that he received a copy of this Agreement for review on or before June 29, 2009 and was offered at least twenty-one days to review, consider and negotiate the provisions of this Agreement prior to execution (“Review Period”), however, in the event that Luciano executes this Agreement prior to the expiration of the Review Period, Luciano knowingly and voluntarily waives all rights to any further time for review remaining in the Review Period. Luciano is advised to consult with an attorney before signing this Agreement and acknowledges that he has been afforded an opportunity for counsel of his choosing to read and review it; that he has had the provisions fully explained to him by his counsel; and that he is signing this Agreement freely, voluntarily and with full knowledge of its terms and consequences.

8.                                       Confidential Information; Intellectual Property.  (a) Luciano shall hold in a fiduciary capacity for the benefit of the Company and its stockholders all secret, confidential, and proprietary information, knowledge, and data relating to the Company (and any of its subsidiaries or affiliates), obtained by Luciano during his employment or by reason of the scope of his consulting services provided hereunder. Other than is necessary in the business of the Company or the scope of his consulting services, during the Term and after the expiration or termination of the this Agreement, Luciano shall not directly or indirectly, without the prior written consent of the Company or except as may be required by law, communicate or divulge any such information to any person or entity.

(b) Luciano will promptly disclose to the Company all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not patentable, and the expressions of all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not copyrightable (collectively, “Inventions”), conceived, developed, or first actually reduced to practice by him, related to his services under this Agreement. All such Inventions that relate in any manner to the existing or contemplated business or research activities of the Company shall be the exclusive property of the Company. Luciano assigns to the Company his entire right, title, and interest in and to all such Inventions. Luciano will, at the Company’s request and expense, execute specific assignments to any Inventions and execute, acknowledge, and deliver patent applications and such other documents as the Company may reasonably request.

9.                                       Non-Disparagement. Luciano and the Company agree that during and after the Term, neither shall, publicly or privately, disparage or make any statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics or business practices, of the other, except, in each case, to the extent (but solely to the extent) (i) necessary in any judicial or arbitral action to enforce the provisions of this Agreement or (ii) in connection with any judicial, regulatory or administrative proceeding to the extent required by applicable laws. For purposes of this Section 9, references to the Company include its officers, directors, employees, consultants and shareholders (which are reasonably known as such to Luciano) on the date hereof and hereafter.

10.                                 Injunctive Relief; Jurisdiction. Luciano acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Luciano breaches or threatens to breach his obligations under Sections 3, 5, 8, and 9. Accordingly, Luciano agrees that the Company will be entitled, at the Company’s option, to injunctive relief, without the necessity of posting a bond against any breach or prospective breach by Luciano of his obligations under this section, in any federal or state court of competent jurisdiction sitting in the State of Nevada, in addition to monetary damages and any other remedies available at law or in equity.

11.                                 Termination. This Agreement shall terminate upon the earlier of July 6, 2011, or Luciano’s death. Upon termination of this Agreement, for any reason, the Company’s obligations and the rights of Luciano shall terminate. Except as set forth in Section 2.1, upon termination of this Agreement for any reason the Company shall pay to Luciano or his estate, as applicable, all amounts due and payable prior to termination of the Agreement. Unless otherwise provided herein, Sections 3.1, 3.2, 5.1, 5.2, 8(a), 9, and 10 shall survive the termination of this Agreement. Luciano’s obligations to assist the company in transferring the Inventions under the agreement, in section 8(b), shall also survive the termination of the agreement.

12.                                 Entire Agreement; Assignment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to such matters, unless specifically provided otherwise herein. Without limiting the foregoing, the Employment Agreement, dated March 2, 2004, as amended, between Luciano and the Company will terminate on July 6, 2009 and thereafter be of no force or effect. This Agreement may be modified or amended only with the written consent of both parties. This Agreement is for Luciano’s personal services and he may not assign, transfer, or delegate any duty or obligation to perform such services. Any such attempted assignment shall be null and void.

13.                                 Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof.

14.                                 Notice. All notices required by this Agreement must be in writing and must be delivered or mailed to the addresses given below or such other addresses as the parties may designate in writing.

Bally Gaming, Inc.	Robert Luciano
6601 S. Bermuda Road	4665 Lakewood CT
Las Vegas, Nevada 89119	Reno, Nevada 89509
Attention: General Counsel

15.                                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. This

Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties, and those signatures need not be affixed to the same copy.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

BALLY GAMING, INC.		LUCIANO

	/s/ MARK LERNER	/s/ Robert Luciano
Robert Luciano
Name:	MARK LERNER,

Title:	Secretary	Date:	7/2/09

Date:	7/7/09